EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Knology, Inc. and subsidiaries (“Knology”)

No. 333-103248 on Form S-8, No. 333-127113 on Form S-8, No. 333-89179 on Form S-3 and No. 333-127129 on Form S-3 of our report dated March 20, 2006, relating to the consolidated financial statements of Knology appearing in the Annual Report on Form 10-K of Knology for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the prospectus, which is part of the S-3 Registration Statements.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 20, 2006